UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 6, 2020

COMPASS DIVERSIFIED HOLDINGS
(Exact name of registrant as specified in its charter)

Delaware	001-34927	57-6218917
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

COMPASS GROUP DIVERSIFIED HOLDINGS LLC
(Exact name of registrant as specified in its charter)

Delaware	001-34926	20-3812051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
301 Riverside Avenue, Second Floor, Westport, CT 06880
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (203) 221-1703

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Shares representing beneficial interests in Compass Diversified Holdings	CODI	New York Stock Exchange
Series A Preferred Shares representing Series A Trust Preferred Interest in Compass Diversified Holdings	CODI PR A	New York Stock Exchange
Series B Preferred Shares representing Series B Trust Preferred Interest in Compass Diversified Holdings	CODI PR B	New York Stock Exchange
Series C Preferred Shares representing Series C Trust Preferred Interest in Compass Diversified Holdings	CODI PR C	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8    Other Events
Item 8.01    Other Events
Compass Group Diversified Holdings LLC (the “Company”) and Compass Diversified Holdings (“Holdings” and, together with the Company, collectively “CODI,” “us” or “we”) acquires and manages small to middle market businesses in the ordinary course of its business. The following description relates to the recent acquisition of one such business.

Marucci Sports, LLC
On March 6, 2020, the Company, through a wholly owned subsidiary, Wheelhouse Holdings Inc., a Delaware Corporation (“Buyer”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Marucci Sports, LLC, a Delaware limited liability company (“Marucci”), Wheelhouse Holdings Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Buyer (“Merger Sub”), and, Wheelhouse 2020 LLC, (in its capacity as the representative of the unit holders and option holders of Marucci), pursuant to which Merger Sub will be merged with and into Marucci (the “Merger”) such that the separate existence of Merger Sub will cease, and Marucci will survive the Merger as a subsidiary of Buyer. The Buyer, via the Merger, will acquire Marucci for $200 million in cash, subject to certain adjustments based on matters such as the working capital and indebtedness balances at the time of the closing. The Company expects to fund the purchase price through a draw on its revolving credit facility. The Company's initial equity ownership in Marucci is expected to be approximately 95%, as certain existing stakeholders in Marucci will also invest in the transaction alongside the Company.

Headquartered in Baton Rouge, Louisiana, Marucci is a leading manufacturer and distributor of baseball and softball equipment. Founded in 2009, Marucci currently employs 230 employees across its brands and its product portfolio includes wood and metal bats, apparel and accessories, batting and fielding gloves and bags and protective gear. Over the past decade, hundreds of Big League players have selected Marucci products, making Marucci the most popular bats in baseball. Marucci achieved approximately $14 - $15 million of adjusted EBITDA for the trailing twelve month period ending December 31, 2019. The Company estimates capital expenditures for the year ended December 31, 2020 subsequent to the closing to be less than $1 million.

The Merger Agreement contains customary representations, warranties and covenants. The Merger Agreement also provides certain indemnification rights and, at closing, Buyer will have obtained representation and warranty insurance which will provide coverage for breaches of certain representation and warranties contained in the Merger Agreement, subject to deductibles and certain other terms and conditions. Concurrently with the execution of the Merger Agreement, the Company executed and delivered a guaranty to Marucci guaranteeing Buyer’s obligations under the Merger Agreement.

Each party’s obligation to consummate the Merger Agreement is subject to certain conditions, including, but not limited to (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) performance in all material respects by the other party of its covenants and agreements, (iii) the absence of any law or order issued by any governmental authority preventing consummation of the Merger and (iv) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Merger is expected to close within the next 45 days, but there can be no assurances that all of the conditions to closing will be satisfied.

The foregoing brief description of the Merger Agreement is not meant to be exhaustive and is qualified in its entirety by the Merger Agreement itself, which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

On March 9, 2020, the Company issued a Press Release announcing the execution of the Merger Agreement. A copy of the Press Release is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Section 9    Financial Statements and Exhibits
Item 9.01    Financial Statements and Exhibits
(d) Exhibits.

99.1	Agreement and Plan of Merger among Marucci Sports, LLC, Wheelhouse Holdings Inc., Wheelhouse Holdings Merger Sub LLC and Wheelhouse 2020 LLC

99.2	Press Release dated March 9, 2020 announcing the execution of the Agreement and Plan of Merger.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2020	COMPASS DIVERSIFIED HOLDINGS

	By:	/s/ Ryan J. Faulkingham

Ryan J. Faulkingham
Regular Trustee
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2020	COMPASS GROUP DIVERSIFIED HOLDINGS LLC

	By:	/s/ Ryan J. Faulkingham

Ryan J. Faulkingham
Chief Financial Officer